Exhibit 99.1

The Bon-Ton Stores, Inc. Announces First Quarter Fiscal 2014 Results

~ Fiscal 2014 Guidance is Reaffirmed ~

YORK, Pa.--(BUSINESS WIRE)--May 22, 2014--The Bon-Ton Stores, Inc. (NASDAQ:BONT) today reported operating results for the first quarter of fiscal 2014 ended May 3, 2014 and reaffirmed its earnings guidance for fiscal 2014. Total sales and comparable store sales decreased 6.1% and 5.8%, respectively, in the quarter. Adjusted EBITDA (not a measure recognized under generally accepted accounting principles (see Note 1)) was $7.1 million, compared with $15.2 million in the first quarter of fiscal 2013. Net loss in the first quarter was $31.5 million, or $1.63 per diluted share, compared with a net loss of $26.6 million, or $1.41 per diluted share, for the first quarter of fiscal 2013.

Comments

Brendan Hoffman, President and Chief Executive Officer, commented, “We forecasted our first quarter sales to reflect weather challenges, but the prolonged adverse conditions resulted in a financial performance below our expectations. We saw an improvement in sales performance mid-April as the weather became more seasonal and traffic trends improved dramatically. Despite our shortfall in sales, we were able to achieve a higher gross margin rate, control expenses and effectively manage our inventory such that we ended the quarter with retail inventory levels 1.7% below that of the prior year on a comparable store basis.”

Mr. Hoffman continued, “We have seen recent improvement in sales performance and favorable response to our merchandise offerings and marketing programs. In addition, the roll-out of our localization strategies designed to drive store productivity remains on track. Overall, we believe that the strategies we have in place will yield improved results as we move through the year and, with that, we are maintaining our full year guidance.”

Net Sales

Total sales in the first quarter of fiscal 2014 decreased 6.1% to $607.5 million, compared with $646.9 million in the prior year period. Comparable store sales in the first quarter of fiscal 2014 decreased 5.8% compared with the prior year period.

Other Income

Other income in the first quarter of fiscal 2014 was $15.1 million, compared with $15.0 million in the first quarter of fiscal 2013.

Gross Margin

In the first quarter of fiscal 2014, gross margin decreased $11.0 million to $214.4 million, compared with $225.3 million in the first quarter of fiscal 2013. The gross margin rate for the first quarter of fiscal 2014 increased to 35.3% of net sales from 34.8% of net sales in the prior year, primarily the result of increased cumulative markup.

Selling, General and Administrative (“SG&A”) Expense

SG&A expense decreased $2.8 million to $222.3 million in the first quarter of fiscal 2014, compared with $225.1 million in the first quarter of fiscal 2013. The expense reduction is primarily due to decreased performance incentives and a gain on the sale of the Company’s remaining Rochester, New York store, partially offset by expenditures incurred to support the Company’s expense efficiency initiative and increased advertising expense. As a result of the reduced sales in the period, the SG&A expense rate for the first quarter of fiscal 2014 increased to 36.6% of net sales, compared with 34.8% of net sales in the first quarter of fiscal 2013.

Depreciation and Amortization / Amortization of Lease-related Interests

Depreciation and amortization expense, including amortization of lease-related interests, was $22.7 million in the first quarter of fiscal 2014, compared with $22.3 million in the first quarter of fiscal 2013.

Interest Expense, Net

In the first quarter of fiscal 2014, interest expense, net, decreased $3.4 million to $15.3 million, compared with $18.7 million in the prior year period, due to reduced interest rates, debt levels and amortization of deferred fees.

Loss on Extinguishment of Debt

In the first quarter of fiscal 2014, the Company recorded a $0.2 million loss on extinguishment of debt related to the prepayment of mortgage debt associated with the sale of the Company’s remaining Rochester, New York store. In the first quarter of fiscal 2013, the Company recorded a $0.4 million loss on extinguishment of debt due to accelerated amortization of deferred fees in conjunction with the $65.0 million redemption of the Company’s 2014 Senior Notes.

Income Tax Provision

An income tax provision of $0.4 million was recorded in the first quarter of fiscal 2014, compared with $0.5 million recorded in the first quarter of fiscal 2013.

Guidance

Keith Plowman, Executive Vice President and Chief Financial Officer, stated, “We are reaffirming our fiscal 2014 guidance for Adjusted EBITDA in a range of $170 million to $180 million, for income per diluted share in a range of $0.40 to $0.70 and for cash flow (see Note 2) in a range of $20 million to $30 million. Additionally, our excess borrowing capacity under our revolving credit facility was $439.0 million at the end of the first quarter of fiscal 2014.”

Conference Call Details

The Company’s conference call discussing its first quarter of fiscal 2014 will be broadcast live today at 10:00 a.m. Eastern time. Investors and analysts interested in participating in the call are invited to dial (866) 675-4790 at 9:55 a.m. Eastern time and reference conference ID 1953000. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Thursday, May 29, 2014. The number to call for the taped replay is (877) 870-5176 and the replay PIN is 1953000. The conference call will also be broadcast on the Company’s website at http://investors.bonton.com. An online archive of the webcast will be available within two hours of the conclusion of the call and will remain available through Thursday, May 29, 2014.

About The Bon-Ton Stores, Inc.

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 272 stores, which includes 10 furniture galleries, in 25 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson’s, Elder-Beerman, Herberger’s and Younkers nameplates. The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Cautionary Note Regarding Forward-Looking Statements

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to: risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company in a number of ways, including the potential write-down of the current valuation of intangible assets and deferred taxes; risks related to the Company’s proprietary credit card program; potential increases in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors; inflation; deflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a data security breach or system failure; the ability to reduce or control SG&A expenses, including initiatives to reduce expenses and improve efficiency; operational disruptions; unsuccessful marketing initiatives; the ability to expand our capacity and efficiency through our new eCommerce fulfillment center; changes in, or the failure to successfully implement our key strategies, including initiatives to improve our merchandising, marketing and operations; adverse outcomes in litigation; the incurrence of unplanned capital expenditures; the ability to obtain financing for working capital, capital expenditures and general corporate purpose; the impact of regulatory requirements including the Health Care Reform Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act; the inability or limitations on the Company’s ability to favorably adjust the valuation allowance on deferred tax assets; and the financial condition of mall operators. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

Note 1: As used in this release, Adjusted EBITDA is defined as earnings (loss) before interest, income taxes, depreciation and amortization, including amortization of lease-related interests and loss on extinguishment of debt. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). However, we present Adjusted EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company’s ability to service or incur debt. In addition, our management uses Adjusted EBITDA internally to compare the profitability of our stores. Adjusted EBITDA is not calculated in the same manner by all companies and, accordingly, is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. Adjusted EBITDA should not be assessed in isolation from or construed as a substitute for net income or cash flows from operations, which are prepared in accordance with GAAP. Adjusted EBITDA is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP. A reconciliation of net loss to Adjusted EBITDA is provided in the financial schedules accompanying this release.

Note 2: As used in this release, cash flow reflects the forecasted net income, plus depreciation and amortization, amortization of lease-related interests and non-cash taxes, less capital expenditures and pension contributions.

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)	May 3,	May 4,
(Unaudited)	2014	2013
Assets
Current assets:
Cash and cash equivalents	$8,221	$9,017
Merchandise inventories	711,780	731,461
Prepaid expenses and other current assets	73,138	71,613
Total current assets	793,139	812,091
Property, fixtures and equipment at cost, net of accumulated depreciation and
amortization of $878,222 and $825,089 at May 3, 2014 and May 4, 2013, respectively	629,453	642,190
Deferred income taxes	18,261	16,328
Intangible assets, net of accumulated amortization of $63,823 and $59,479 at
May 3, 2014 and May 4, 2013, respectively	101,045	108,680
Other long-term assets	24,684	17,904
Total assets	$1,566,582	$1,597,193
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$188,169	$184,343
Accrued payroll and benefits	21,575	29,162
Accrued expenses	152,328	149,648
Current maturities of long-term debt	7,058	7,014
Current maturities of obligations under capital leases	3,785	3,975
Deferred income taxes	25,686	22,020
Income taxes payable	-	32
Total current liabilities	398,601	396,194
Long-term debt, less current maturities	844,080	855,600
Obligations under capital leases, less current maturities	47,690	51,475
Other long-term liabilities	180,153	209,131
Total liabilities	1,470,524	1,512,400
Shareholders' equity:
Preferred Stock - authorized 5,000,000 shares at $0.01 par value; no shares issued	-	-
Common Stock - authorized 40,000,000 shares at $0.01 par value; issued shares
of 17,831,500 and 17,787,882 at May 3, 2014 and May 4, 2013, respectively	178	178
Class A Common Stock - authorized 20,000,000 shares at $0.01 par value; issued
and outstanding shares of 2,951,490 at May 3, 2014 and May 4, 2013	30	30
Treasury stock, at cost - 337,800 shares at May 3, 2014 and May 4, 2013	(1,387)	(1,387)
Additional paid-in-capital	160,564	158,977
Accumulated other comprehensive loss	(49,634)	(71,691)
Accumulated deficit	(13,693)	(1,314)
Total shareholders' equity	96,058	84,793
Total liabilities and shareholders' equity	$1,566,582	$1,597,193

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	THIRTEEN
	WEEKS ENDED
(In thousands except per share data)	May 3,	May 4,
(Unaudited)	2014	2013

Net sales	$607,460	$646,904
Other income	15,073	14,979
	622,533	661,883

Costs and expenses:
Costs of merchandise sold	393,110	421,588
Selling, general and administrative	222,319	225,096
Depreciation and amortization	21,562	21,180
Amortization of lease-related interests	1,182	1,136
Loss from operations	(15,640)	(7,117)
Interest expense, net	15,271	18,708
Loss on extinguishment of debt	153	360

Loss before income taxes	(31,064)	(26,185)
Income tax provision	448	450

Net loss	$(31,512)	$(26,635)

Basic loss per share	$(1.63)	$(1.41)

Diluted loss per share	$(1.63)	$(1.41)

Other financial data:
Adjusted EBITDA (1)	$7,104	$15,199

(1) Adjusted EBITDA reconciliation

The following table reconciles net loss to Adjusted EBITDA for the periods indicated:

	THIRTEEN
	WEEKS ENDED
(In thousands)	May 3,	May 4,
(Unaudited)	2014	2013

Net loss	$(31,512)	$(26,635)
Adjustments:
Income tax provision	448	450
Loss on extinguishment of debt	153	360
Interest expense, net	15,271	18,708
Depreciation and amortization	21,562	21,180
Amortization of lease-related interests	1,182	1,136

Adjusted EBITDA	$7,104	$15,199

CONTACT:
The Bon-Ton Stores, Inc.
Mary Kerr, 717-751-3071
Vice President
Investor & Public Relations
mkerr@bonton.com